Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Statement by experts” and to the use of our report dated January 12, 2022 with respect to the audited financial statements of BYND – Beyond Solutions Ltd. as at December 31, 2020, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2020 included in this Registration Statement filed with the Securities Exchange Commission.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

1500 - 1140 West Pender Street

Vancouver, British Columbia, V6E 4G1

January 12, 2022